Initial Agreement to Test a Bixby Model 5
between
Global Partners United, LLC.
and
Bixby Energy Systems, Inc.

Global Partners United, LLC (hereinafter “GPU”) wishes to acquire a Bixby Model 5 Gasification unit from Bixby Energy Systems, Inc. (Hereinafter “Bixby”) on a temporary basis, for a test project it intends to conduct with one of its customers. The purpose of the test is to determine the mass energy balance, and therefore, the viability of operating the system in a Chinese facility using Chinese quality coal.

Bixby and GPU both agree to conduct a test of Bixby's gasification system in China under the following terms:

1.	GPU shall provide a Temporary Rental Fee of US$900.000, provided in advance to Bixby, so that Bixby can supply a Model 5 Bixby Gasification Unit to GPU.
2.	Upon receipt of that fee, Bixby will build, test, package and ship the unit to a Chinese port designated by GPU. The time expected to accomplish this phase is estimated to be approximately 90 days.
3.	Bixby will pay the cost of shipping the unit to the Chinese port.
4.	GPU will take possession of the unit at the Chinese port and transport it to GPU’s test facility located in Changzhi, Shanxi, China.
5.
GPU will engage an accredited General Contractor to install Bixby's Model 5 unit, along with all the necessary ancillary equipment, and make the system operational and ready for testing GPU intends to complete this phase of the agreement within 60 days of receipt of the unit.

6.	During this phase of installation, Bixby agrees to provide a team of personnel at the installation site in China for technical assistance on its technology to the General Contractor.
7.
Once the unit has been completely installed by the General Contractor and is ready for testing, Bixby's technical team will begin fine tuning the system until it is producing the intended flow rates of gas and carbon at the specified qualities GPU has requested.

8.	GPU will cover the expenses during the installation phase.
9.	GPU and Bixby will share equally all the expenses incurred during the test phase.
10.
Once the system is operating as expected, GPU may elect to exercise the right to convert the use of this system from a rental to a Technology Usage Program. In that event GPU agrees to pay Bixby an Initial Technology Usage Fee of US$2,000,000 for the purpose of using it long term in a proposed future joint venture with one of its customers.

11.	Bixby agrees that the Temporary Rental Fee of US$900,000 previously paid will be credited against this amount, leaving a balance due of US$1,100,000.
12.	If GPU elects not to use the system any further, it will return the unit to Bixby in good condition, freight prepaid, without further obligation.

Global Partners United, LLC.	Bixby Energy Systems, Inc.

/s/ Dr. Jason Moore	/s/ Robert Walker
Jason Moore, CEO	Robert Walker, CEO

December 9, 2009	December 9, 2009
Date	Date